EXHIBIT 10.11

October 18, 2016

Via: Docusign

Ashan Willy

Dear Ashan:

Proofpoint is a next generation cyber security company that protects the way people work today. We give organizations the power to do three critical things; 1) Protect people from advanced attacks that target them via email, mobile apps and social media; 2) Protect the information people create from advanced attacks and compliance violations, and 3) Equip people to respond quickly when things go wrong.

It is my pleasure to offer you the full-time position of Global Corporate VP, Systems Engineering and Customer Success at Proofpoint Inc. (“Proofpoint” or “Company”). This letter shall serve to confirm the terms of your employment with the Company.

1.Duties. You will report to the EVP, WW Sales and Customer Sucess, who will assign and direct your job duties and responsibilities. You will work from our office located in Sunnyvale, California. The Company may change your position, duties, and work location from time to time as it deems necessary.

2.Compensation

a.	Salary. Your annual base salary will be $275,000 less payroll deductions and all required withholdings. You will be paid semi-monthly on the Company’s regular payroll dates.

Variable Compensation. Your annual target commission at 100% attainment of quota is $275,000. You will be eligible for monthly commissions based on your attainment of assigned quota under the Terms and Conditions of the Proofpoint Sales Incentive Plan and the Participant Sales Plan Agreement. Earned commissions will be paid monthly per the terms of the applicable plan.

b.

Benefits. You will be eligible to participate in the Company’s benefit programs and plans offered to our employees who work more than 30 hours per week (medical, dental, vision, life insurance, disability insurances, 401(k), sick leave and paid time off, etc.) in accordance with the terms of the respective benefit plans.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

c.

Equity. Upon commencement of your employment, and subject to approval by the Company’s Board of Directors, the Company will recommend to the Board that you be granted a Restricted Stock Unit (“RSU”) award of 30,000 shares of Proofpoint Common Stock. The grant shall be subject to the vesting restrictions and all other terms of Proofpoint’s 2012 Equity Incentive Plan and your Restricted Stock Unit Agreement, or later adopted public company plan and related agreements.

Employee Stock Purchase Plan (ESPP) - If you are regularly scheduled to work 20 or more hours per week you will also be eligible to participate in the Company’s ESPP program. ESPP enrollment is available in May and November of each calendar year.

3.Company Policies. As a Company employee, you will be expected to abide by Company rules and policies, and execute and abide by the Company’s Confidentiality, Noncompetition, and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A for your execution. You must sign this agreement as a condition of your employment.

4.Former Employers. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You hereby represent that you will be able to perform your job duties for the Company within the guidelines described above. You also agree that you will not bring onto Company premises any confidential information or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You further agree that your employment with the Company, and your signing of this offer letter, agreement(s) concerning equity granted to you, if any, and the Company's Confidentiality, Noncompetition, and Invention Assignment Agreement, will not violate any agreement currently in place between yourself and current or past employers.

5.Exposure to Offensive Content. As an employee of the Company, your work may include regular exposure to, and work with, visual material and words of a sexual, racially derogatory, or other offensive nature (“Offensive Content”). Such exposure to Offensive Content may cover a substantial part of the work day. By signing below, you voluntarily consent to proceed with employment by the Company with the understanding that you may be exposed to Offensive Content.

6.Alternative Dispute Resolution. As a condition of your employment, you must sign the Arbitration Agreement attached as Exhibit B.

7.Conflicts. As an exempt employee, you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal business hours, which will be established by the Company and may be changed as needed to meet the needs of the business. You agree that during your employment with Proofpoint, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Proofpoint is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Proofpoint.

8.Employment Status. Your employment with the Company is “at-will,” meaning that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying Proofpoint. Likewise, the Company may terminate your employment at any time, for any reason, with or without cause or advance notice. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer or VP, Human Resources of the Company.

9.Miscellaneous. This letter, together with your Confidentiality, Noncompetition, and Invention Assignment Agreement and the Arbitration Agreement, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any other agreements or promises made to you by anyone, whether oral or written.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

Please sign and date this letter, and its exhibits by close of business on October 21, 2016 if you wish to accept employment with Proofpoint under the terms in this offer letter. Employment is subject to first successfully clearing the background check noted above. New Hire Orientation is held each Monday at 8:30 AM. You will be provided information regarding your scheduled orientation before your start date.

We look forward to you joining the Proofpoint team and working toward our continued success. If there are any aspects of our offer which you would like clarified, please let us know.

Best Regards,

/s/ Sharyl Givens

Sharyl Givens

Vice President Human Resources

I have read and understand this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Agreed and Accepted:

/s/Ashan Willy

Ashan Willy

10/21/2016

Date

I am available to start with Proofpoint on:    November 30th, 2016

To be completed by Proofpoint Recruiting Team:

Confirmed Start Date

Team Member Initials